Exhibit 10.1

MUTUAL RELEASE AGREEMENT

This Mutual Release Agreement ("Agreement") is entered into by and between W. JOHN SHORT (“Short” or “Employee”) and RICEBRAN TECHNOLOGIES (“RBT” or “Company”). The parties hereto may hereinafter be referred to individually as a "Party" or collectively as the "Parties."

BACKGROUND

A.            Short was employed by RBT, first as President and later as Chief Executive Officer, pursuant to that certain Employment Agreement by and between Short and RBT’s predecessor, NutraCea, effective July 6, 2009, as amended by: (i) the First Amendment, effective July 7, 2009; (ii) the Second Amendment, effective November 6, 2009; (iii) the Third Amendment, effective July 2, 2010; and (iv) the Fourth Amendment, effective July 15, 2011 (“Employment Agreement”).

B.            RBT terminated Short’s employment effective August 27, 2016. Short remains a member of RBT’s Board of Directors, but will resign as a Director under the terms of this Agreement subject to timely payments of amounts due as described below.

C.            RBT previously has paid Short all earned wages and accrued and unused vacation due him through August 27, 2016.

TERMS OF SETTLEMENT

1.             Payments. The following terms will govern the Company’s payment obligations:

1.1           Severance. The Company will pay Short (a) within three (3) business days after the Effective Date (as defined below), a lump sum equal to Two Hundred Twenty Thousand Dollars ($220,000.00), less applicable withholdings, (the “Initial Payment”); (b) on or before January 15, 2017, an additional lump sum payment equal to Two Hundred Twenty-Five Thousand Dollars ($225,000.00), less applicable withholdings; and (c) Two Hundred Fifty-Five Thousand Dollars, less applicable withholdings, to be paid in fifteen (15) equal installments of Seventeen Thousand Dollars ($17,000.00), with the first installment being paid on or before February 15, 2017, and the remaining installments paid on the 15th day of each of the succeeding fourteen (14) months. The above payments, collectively, are the “Severance Payments.” To the maximum extent permitted by the terms of the Company’s 401(k) plan and applicable law, for 2016 but not any future years, the Company will process the Severance Payments through RBT’s payroll system in order to maximize Short’s pre-tax contributions to the Company’s 401(k) plan.

1.2           Board Payment. As a substitute for future payments Short is foregoing by resigning from RBT’s Board of Directors, the Company will pay Short within three (3) business days after the Effective Date, a lump sum payment equal to Eighty Thousand Dollars ($80,000.00), with no withholdings (the “Board Payment”).

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The Severance Payments and the Board Payment will be made by wire transfer or direct deposit, at Company expense, into the same account used to deposit Short’s wages immediately before termination of his employment.

1.3           Attorneys’ Fees and Costs. Within ten (10) business days after the Effective Date, the Company will pay Short’s attorneys, Coppersmith Brockelman PLC, the sum of Thirty-Nine Thousand Dollars ($39,000.00) for attorneys’ fees and costs that Short has incurred (the “Fees Payment”). The Fees Payment will be made by wire transfer, at Company expense, into an account designated by Coppersmith Brockelman PLC.

1.4           Default. If the Company fails to make any Severance Payment, the Board Payment, or the Fees Payment when such payment is due, or fails to deliver the Unrestricted Stock Certificate as required, all unpaid payments required by this Agreement will immediately become due and payable.

1.5           Accelerated Payments for Asset Sales. If the Company sells (i) personal property assets located in the United States other than in the ordinary course of business or (ii) real property located in the United States, then the Company shall pay to Short, as an advance payment of Severance Payment amounts, the proceeds therefrom, net of transaction costs and taxes accrued or incurred as a result of such sale. Notwithstanding the foregoing provisions of this Section 1.5, the Company shall have no obligation to pay any portion of the Severance Payment as provided in the immediately preceding sentence (i) from any funds received from any debt or equity financing transaction, (ii) if immediately after the sale of assets the Company is not in compliance with the shareholder equity requirements of the Nasdaq Stock Market LLC (“Nasdaq”) or (iii) to the extent such payment would cause the Company to violate, or could reasonably likely cause the Company to later violate, any Nasdaq rules, including without limitation the Nasdaq shareholder equity requirements. Any payments made pursuant to this Section 1.5 shall be applied in reverse order of maturities, meaning the fifteenth (15th) monthly installment of the Severance Pay shall be paid first, the fourteenth (14th) monthly installment shall be paid second, and so on.

1.6           IRC Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Short on account of non-compliance with Section 409A.

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2.             Equity Compensation.

2.1           Equity Instruments. Exhibit A hereto describes all stock, stock options and similar awards (the “Equity Instruments”) that have been granted to Short by RBT in connection with Short’s employment with RBT and that were outstanding at the time Short’s employment with RBT terminated, and Short and RBT hereby confirm that the agreements and awards relating to the Equity Instruments, and the current Equity Incentive Plan, remain in full force and effect in accordance with their terms. Short and RBT further agree and confirm that Short is not entitled to any additional equity rights in RBT or its affiliates other than as set forth on Exhibit A.

2.2           Acceleration of Vesting of Restricted Stock. Short holds 159,844 shares of the Company’s common stock that were granted to Short pursuant to the Company’s 2014 Equity Incentive Plan, 147,837 of which shares are unvested (such unvested shares, the “Unvested Shares”) and 12,007 of which shares are vested (such vested shares, the “Vested Shares”) as of the Effective Date. Effective upon the Company delivering the Initial Payment to Short and without any further action being required, all the Unvested Shares shall vest. Within three (3) business days thereafter, the Company shall deliver to the Company’s stock transfer agent a letter (the “Direction Letter”) directing the transfer agent to issue to Short a stock certificate representing any Unvested Shares and Vested Shares that are then held in escrow, adjusted for withholding of taxes by reducing the number of shares delivered, consistent with the Company’s past practices, so that Short receives a certificate for a net number of shares on which taxes have been withheld in the form of the reduction of the final number of shares delivered (the “Unrestricted Stock Certificate”), and will provide Short’s attorney with a copy of the Direction Letter. The Unrestricted Stock Certificate shall contain no restrictive legends so that the net shares delivered to Short can be sold immediately; provided however that Short understands and agrees that until he resigns as a member of Company’s Board of Directors, Short will be an affiliate of the Company. Short understands that because of Short’s affiliate status, if Short desires to transfer any shares of the Company Stock in accordance with Rule 144 under the Securities Act of 1933, Short will need to comply with certain notice and volume limitation requirements thereunder. Further, Short agrees to comply with anti-fraud rules under federal and state law in connection with his sale of Company shares, including without limitation any laws restricting the ability of a shareholder to transfer shares while in possession of material nonpublic information.

3.             Releases and Waivers of Liability. In consideration of the promises and covenants contained in this Agreement, the Parties agree to the following releases and waivers.

3.1           Short’s Release of Claims. Except for RBT’s obligations to Short that are expressly set forth in this Agreement, and with the exceptions noted in the last sentence of this Section 3.1, Short hereby releases, acquits and forever discharges RBT and its owners, officers, directors, administrators, agents, servants, employees, attorneys, successors, parent, subsidiaries, insurers, assigns and affiliates, and any other person acting by, under, through or in concert with any of them (collectively referred to as the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, penalties, indemnities, judgments, liens, contracts, agreements, rights, debts, suits, promises, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement including, but not limited to, all claims and demands directly or indirectly arising out of or in any way connected with his employment with the Company or the end of that employment; claims or demands related to wages, vacation, fringe benefits, expense reimbursements, Board of Director fees or equity rights, separation pay, equity rights (other than as set forth in Section 2.1 and 2.2), or any other form of compensation; penalties under any statute or regulation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Employee Retirement Income Security Act of 1974, as amended; the federal Age Discrimination in Employment Act; the federal Family and Medical Leave Act, as amended; the California Fair Employment and Housing Act, as amended; the California Family Rights Act, as amended; the California Labor Code; the Arizona Civil Rights Act; the Arizona Employment Protect Act; the Arizona Wage Act; and/or any claim in tort law or contract law, including but not limited to: wrongful discharge; discrimination; harassment; retaliation; fraud; defamation; intentional or negligent infliction of emotional distress; intentional or negligent interference with contract or prospective economic advantage; breach of contract; and/or breach of the implied covenant of good faith and fair dealing. This Release shall not (a) affect Short’s rights under the Indemnification Agreement to which the Parties agreed in November 2009 (except that Short waives any rights he may have under the Indemnification Agreement for payment of fees or costs related to the termination of his employment by the Company or negotiation of this Agreement); or (b) affect Short’s rights to timely repayment of both principal and interest under existing subordinated notes owned by Short, currently in the amount of approximately $54,000.00; or (c) affect Short’s rights to coverage under applicable Director’s and Officer’s insurance policies; or (d) be construed in any way to waive any rights or benefits that may not be waived pursuant to applicable law.

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3.2           Older Workers Benefit Protection Act. Pursuant to the terms of the federal Older Workers' Benefit Protection Act (“OWBPA”), Short is waiving any claims he may have under the Age Discrimination in Employment Act. Short acknowledges that he has twenty-one (21) days in which to consider the terms of this waiver and that if he executes this Agreement prior to the expiration of such period, he does so voluntarily. Short further acknowledges that, by the terms of this Agreement, he has been advised that following execution of this Agreement, he has seven (7) days in which he may revoke his waiver pursuant to the OWBPA and that this Agreement does not become effective until the eighth (8th) day following execution of the Agreement by Short. Further, Short acknowledges that he is represented by counsel and has received legal advice in connection with the terms of this Agreement, and thus is fully aware of the rights and claims he is releasing by executing this Agreement.

3.3           RBT’s General Release. Short represents and warrants that he did not engage in any willful or intentional misconduct during, and related to, his employment with the Company. Based on Short’s representations and warranties, and excepting the obligations that are expressly set forth in this Agreement, RBT, and its predecessors, successors, heirs, assigns, owners, administrators, agents, employees, representatives, attorneys, affiliates, subsidiaries, and any and all past or present officers and directors for their part, shall and hereby do release and forever discharge Short against any and all claims, damages, actions, causes of action, liabilities, judgments, liens, contracts, agreements, rights, debts, suits, obligations, promises, acts, costs and expenses, (including, but not limited to attorneys' fees), damages and charges of whatsoever nature which RBT may now have, or claims to have, or at any time heretofore had or claimed to have had against Short, or any other claim, as a result of things undertaken, said, stated, done or admitted to be done up to and including the date of this Agreement.

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3.4           Waiver of Unknown and Unanticipated Claims. The Parties acknowledge that there is a risk that, subsequent to the execution of this Agreement, they may discover, incur or suffer from claims which are currently unknown or unanticipated and which, if known, would have materially affected their decision to execute this Agreement. The Parties acknowledge that they have read and understand Section 1542 of the California Civil Code which reads as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

The Parties hereby expressly waive and relinquish all rights and benefits under Section 1542 and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims they may have against the other Party.

4.            Covenant Not To Sue. Short and his agents and assigns agree to refrain from initiating, prosecuting or maintaining (or causing or assisting in the initiation, prosecution or maintenance of) any action, suit, or proceeding against any of the Released Parties for damages, penalties, injunctive, and/or any other relief based upon the matters released in Section 3.1 hereof. RBT and its agents and assigns agree to refrain from initiating, prosecuting or maintaining (or causing or assisting in the initiation, prosecution or maintenance of) any action, suit, or proceeding against Short for damages, penalties, injunctive, and/or any other relief based upon the matters released in Section 3.3 hereof. Within ten (10) business days after the Effective Date, the Parties, through their attorneys, will take appropriate action to cause the American Arbitration Association to dismiss the arbitration proceeding (the “Arbitration”) that the Company commenced on September 22, 2016 (and including the counterclaims that Short asserted on September 23, 2016), and the Parties further agree that they will not take any further action in the Arbitration. Excepting the Arbitration, each of the Parties represents and warrants that no other administrative or legal complaints, petitions, motions or other proceedings are pending against each other.

5.            Confidentiality of Employer's Proprietary Information. Short acknowledges that by reason of his position as Chief Executive Officer with RBT, he was, or may have been, given access to confidential or proprietary information or materials respecting RBT’s business affairs, or the business affairs of RBT’s customers. Such confidential information includes, but is not limited to, the Company’s business strategies, financial results, human resource and personnel documentation, contractual agreements between RBT and other individuals or entities, strategies and ideas, compilation of information and records which are owned by RBT and/or its customers, and which are regularly used in operation of its business, procedures, written descriptions, processes, research projects, protocols or other tangible items and documentation, including computer programs, reports and marketing information. Short represents that he has held all such information in confidence and will continue to do so. Short further represents that all files, records, documents, lists, equipment, inventions, computer programs, computer disk and other storage devices, research projects, protocols, processes and similar items relating to the business of RBT, or its customers, whether prepared by Short or otherwise coming into his possession on or before the Effective Date, shall remain the exclusive property of RBT. Short further represents that any of the confidential information described in this paragraph in Short’s possession will be returned or destroyed within three (3) business days of Short’s receipt of the Initial Payment, the Board Payment, and the Unrestricted Stock Certificate. Short further represents that he has returned all other RBT property, or will do so no later than the date he returns or destroys all confidential information as required by the immediately preceding sentence. Nothing in this Section 5, or in this Agreement generally, shall affect or limit Short’s rights as a Company shareholder, nor shall this Section 5 have any application to Short’s possession or use of any confidential information of RBT that Short may, in the future, lawfully and appropriately acquire.

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6.            Warranty of Ownership. Each Party represents and warrants that he/it has the sole right and exclusive authority to execute this Agreement and has not sold, assigned, transferred, subrogated, or granted a security interest in or otherwise disposed of any interest in any claims released hereby.

7.             No Admission of Liability. The Parties have entered into this Agreement to mutually release any claims they may have. However, nothing contained herein shall be deemed as an admission by (i) any of the Released Parties of any liability of any kind to Short or (ii) Short of any liability of any kind to RBT, all such liability being expressly denied.

8.             Short’s Affirmations re: Statutory Benefits. Short affirms, to the extent applicable, that: (a) he has no outstanding requests for copies of personnel, payroll, or other employment documents from RBT; (b) he was not denied a requested leave (paid or unpaid) or a requested accommodation for which he was entitled to under the Family Medical Leave Act, California Family Rights Act, the Americans With Disabilities Act, or the California Fair Employment and Housing Act; or any similar statute under any other jurisdiction; and (c) he has no known workplace injuries or occupational diseases for which he has not filed a claim for workers’ compensation benefits.

9.             Short’s Social Media/Website Profiles. Short acknowledges and agrees that he has updated any and all social media pages and/or other websites he can manage (e.g. LinkedIn, Avvo, Facebook, etc.) so that they no longer represent that he is employed as the Chief Executive Officer of RBT.

10.           Confidentiality. The Parties agree to keep the existence of this Agreement, and its terms confidential. Notwithstanding this confidentiality provision, the Parties may disclose the terms and conditions of this Agreement to their attorneys or accountants, or as they may be compelled by applicable law, and Short may disclose the terms and conditions of this Agreement to his spouse.

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11.           Non-Disparagement. Short agrees that he will forever refrain from disparaging the personal and/or professional reputation of the Company and the Released Parties, and RBT agrees that it will not knowingly permit the disparagement of Short’s personal and/or professional reputation by any officer, director, or employee of the Company. The Parties understand and agree that this covenant not to disparage applies to both written and oral comments, as well as any comments posted on any social media or other Internet site. Nothing in this Section 11 will preclude the Parties from fairly and lawfully competing with one another should such competition occur in the future, or from testifying honestly should such testimony be required in the future.

12.           Advice of Counsel and Waiver of Statutory Protections in Contract Interpretation. Each of the Parties has obtained advice of legal counsel prior to the execution of this Agreement, and understands fully the contents hereof. The Parties’ respective legal counsel drafted this Agreement. Therefore, this Agreement shall not be construed to have been drafted by any one Party and the Parties expressly waive the provisions of any law in any jurisdiction that requires an ambiguity to be interpreted against the drafting party.

13.           Attorneys' Fees and Costs. If the services of an attorney are required by any Party to secure the performance of this Agreement or otherwise upon the breach or default of another Party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such Party may be entitled.

14.           Choice of Law and Venue. This Agreement shall be interpreted in accordance with the laws of the State of Arizona without reference to conflicts of law provisions thereof. The Parties agree that all disputes between them, including, without limitation, all disputes arising under or relating to this Agreement, will be resolved pursuant to the arbitration provisions in Section 8.9 of the Employment Agreement.

15.           Entire Agreement. This document constitutes the entire agreement between the Parties regarding the matters described herein. This Agreement supersedes any prior agreements or representations between the Parties or any of them, except that Section 2.5 and 8.9 of the Employment Agreement, the Proprietary Rights Agreement that Short previously executed, the Parties’ Indemnification Agreement (with the exception noted in Section 3.1 above), and the Equity Instruments will continue in full force and effect according to their terms. There are no representations, agreements, arrangements, or understandings, oral or written, between the Parties relating to the subject matter of this Agreement that are not fully expressed herein. The Parties agree that no extrinsic evidence may be introduced to vary the terms hereof in any judicial proceeding involving this Agreement.

16.           Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

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17.           Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement. Fax signatures are acceptable and shall be treated as original signatures.

18.           Amendment. No provision of this Agreement may be modified except through a writing signed by all Parties.

19.           Notices. Any notice, consent, waiver, and other communication under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given and received (a) if mailed by registered or certified mail, three business days after deposit in the United States mail, postage prepaid, return receipt requested; (b) upon confirmation of a receipt of a facsimile transmission; (c) if hand delivered, upon delivery against receipt or upon refusal to accept the notice; (d) if delivered by a recognized overnight courier, one business day after deposit with such courier, postage prepaid, in each case, addressed to such Party at the address set forth below or at the most recent address specified through written notice under this provision; or (e) if delivered via email, upon confirmation of receipt. Failure to conform to the requirement that mailing be done by registered mail or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

If to Short:	W. John Short
2932 NW Celilo Lane
Bend, Oregon 97703

If to RBT:	RiceBran Technologies
ATTN: Chief Executive Officer
6720 N. Scottsdale Road, Suite 390,
Scottsdale, Arizona 85253

20.           Effective Date. This Agreement shall become effective on the eighth (8th) day following execution by Short and provided Short does not revoke the Agreement before then (such date of effectiveness, the “Effective Date”). Upon the Effective Date, the Parties hereto agree to be bound by all of its terms and provisions of the Agreement.

21.           Company Product. Each quarter for the next five (5) years, with the initial shipment being made within five (5) business days after the Effective Date, the Company will provide to Short, at no cost to Short: (i) five 25-pound bags of RiSolubles, and (ii) five one-pound canisters of RiBalance. These products will be shipped to such address within the United States as Short specifies.

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22.           Resignation as Director. Effective upon the Company transmitting to Short the Initial Payment and the Board Payment, and transmitting to Short’s attorney the Unrestricted Stock Certificate, without any further action being required, Short resigns as a Director of the Company.

Dated: November 15, 2016	/s/ W. John Short
W. JOHN SHORT

Dated: November 18, 2016	RICEBRAN TECHNOLOGIES

	By:	/s/ J. Dale Belt
J. Dale Belt
Executive Vice-President and CFO

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Exhibit A

Equity Compensation

Award Type When Granted	Number of Shares	Date of Grant	Exercise Price Per Share	Shares Vested on August 27, 2016	Share Unvested on August 27, 2016
Non-Statutory Stock Option (1)	12,000	7/6/2009	$16.00	12,000	0
Non-Statutory Stock Option (1)	7,000	7/6/2009	$16.00	7,000	0
Non-Statutory Stock Option (1)	6,000	7/6/2009	$16.00	6,000	0
Non-Statutory Stock Option (2)	15,000	7/7/2010	$16.00	15,000	0
Non-Statutory Stock Option (2)	5,000	7/7/2010	$16.00	5,000	0
Non-Statutory Stock Option (2)	5,000	7/7/2010	$16.00	5,000	0
Non-Statutory Stock Option (2)	1,719	4/25/2012	$16.00	1,719	0
Incentive Stock Option (3)	45,892	8/19/2014	$4.77	30,598	15,294
Incentive Stock Option (3)	40,453	6/23/2015	$3.47	15,736	24,717
Total Options	138,064			98,053	40,011
Restricted Stock (3)	123,821	8/19/2014	N/A	0	123,821
Restricted Stock (3)	36,023	6/23/2015	N/A	12,007	24,016
Total Stock	159,844			12,007	147,837

(1)	Granted pursuant to the 2005 Equity Incentive Plan.
(2)	Granted pursuant to the 2010 Equity Incentive Plan.
(3)	Granted pursuant to the 2014 Equity Incentive Plan.

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